                                                                  EXHIBIT 4.3.2

                                                                      Execution

                  AMENDED AND RESTATED INTERCREDITOR AGREEMENT

                  This Amended and Restated Intercreditor Agreement (this "Agreement") is made as of September 11, 1998, by the signatories hereto.

                                   RECITALS:

                  1. Inland Production Company, a Texas corporation ("Borrower"), and Parent (as defined below) have entered into a Credit Agreement dated as of September 23, 1997 (as amended, supplemented, or restated to the date hereof, the "Original Bank Agreement") with the Banks (as defined below), pursuant to which the Banks have agreed to extend credit to Borrower.

                  2. Borrower and Parent have also entered into a Credit Agreement dated as of September 23, 1997 (as amended, supplemented, or restated to the date hereof, the "Original TCW Agreement") with Trust Company of the West ("Trustco") and TCW Asset Management Company ("Tamco"), each acting in various capacities, pursuant to which the Noteholders (as defined below) have agreed to extend credit to Borrower.

                  3. Borrower, Parent, Agent Lender (as defined below), Banks, Agent Noteholder (as defined below), and Noteholders have entered into that certain Intercreditor Agreement dated as of September 23, 1997 (as amended, supplemented, or restated to the date hereof, the "Original Intercreditor Agreement").

                  4. Borrower and Parent are entering into an Amended and Restated Credit Agree ment of even date herewith which amends and restates the Original Bank Agreement in its entirety (as from time to time supplemented or amended in compliance with the terms hereof, the "Bank Agreement") with Agent Lender and Banks, pursuant to which the Banks have agreed to extend credit to Borrower.

                  5. Borrower and Parent are entering into an Amended and Restated Credit Agree ment of even date herewith which amends and restates the Original TCW Agreement in its entirety (as from time to time supplemented or amended in compliance with the terms hereof, the "TCW Agreement") with Agent Noteholder and Noteholders.

                  6. The execution and delivery of the Original Intercreditor Agreement were conditions precedent to the extension of credit under both the Original Bank Agreement and the Original TCW Agreement and the execution and delivery of this Agreement are conditions precedent to the extension of credit under the Bank Agreement and the TCW Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in


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order to induce the Banks and the Noteholders to extend credit to Borrower, the parties hereto hereby agree as follows:

                  Section 1.  Definitions and References.

                  (a) Specific Definitions. As used herein, the terms "Bank Agreement," "Borrower," "Tamco," "TCW Agreement" and "Trustco" have the meanings indicated above, and the following additional terms have the following meanings:

                  "100% Dedication Quarter" means any Calculation Quarter during which a "Coverage Deficiency" (as defined in the TCW Agreement), a TCW Default or a Bank Default exists or in which Borrower is unable to make the Scheduled Minimum Principal Payment (as defined in the TCW Agreement).

                  "Affiliates' ANCF" means, with respect to any Calculation Quarter, the remainder of:

                  (a) the sum of all revenues and receipts of Parent and any Subsidiary of Parent (including Inland Refining but excluding Borrower and any Subsidiary of Borrower) from any source or activity (excluding any funds received by Parent or any of its Subsidiaries from Approved Sales or Financings or from sales of equity of Parent or from advances under the Production/Refining Credit Agreement) accounted for under GAAP during any Calculation Quarter, beginning with the Calculation Quarter which starts April 1, 1998 less,

                  (b) the sum of all expenses and expenditures of Parent and any Subsidiary of Parent (including Inland Refining but excluding Borrower and any Subsidiary of Borrower), which expenditures shall be approved by all Banks and Noteholders in their sole discretion, accounted for under GAAP during such Calculation Quarter (excluding any payments financed by funds described in the parenthetical phrase contained in the immediately preceding subparagraph (a) above) for:

                    (i) applicable federal, state, or local income, ad valorem, or franchise or other taxes;

                    (ii)  operating expenses;

                    (iii) capital expenditures;

                    (iv)  general and administrative expenses; and



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                    (v)   amounts necessary for working capital purposes in the
                          ordinary course of business;

provided, however, that with respect to any Calculation Quarter for which Affiliates' ANCF is less than zero, Affiliates' ANCF for such Calculation Quarter shall be deemed to be zero and any such negative amount shall be included in the calculation of Affiliate ANCF for the next Calculation Quarter.

                  "Agent Lender" means ING (U.S.) Capital Corporation, in its capacity as Agent under the Bank Agreement, together with its successors in such capacity.

                  "Agent Noteholder" means Tamco, in its capacity as Agent under the TCW Agreement, together with its successors in such capacity.

                  "Allowed Bank Indebtedness" means:

                  (i) all principal indebtedness for loans made by, and letters of credit issued by, the Banks under the Bank Documents, provided that if loans made and letters of credit issued under the Bank Documents during any applicable period set forth in the following table, when added to loans outstanding and the undrawn amount of outstanding letters of credit, exceed the amount set out opposite such period in the following table, then (unless otherwise expressly agreed by Agent Noteholder) the amount of such excess shall be excluded from Allowed Bank Indebtedness:

                Period                                             Amount
                ------                                             ------
Prior to January 1, 1998                                        $45,000,000
January 1, 1998 through December 31, 1998                       $70,000,000
January 1, 1999 through March 31, 2000                          $80,000,000
April 1, 2000 through June 30, 2000                             $77,500,000
July 1, 2000 through September 30, 2000                         $75,000,000
October 1, 2000 through December 31, 2000                       $72,500,000
January 1, 2001 through March 31, 2001                          $70,000,000
April 1, 2001 through June 30, 2001                             $66,250,000
July 1, 2001 through September 30, 2001                         $62,500,000
October 1, 2001 through December 31, 2001                       $58,750,000
January 1, 2002 through March 31, 2002                          $55,000,000
April 1, 2002 through June 30, 2002                             $51,250,000
July 1, 2002 through September 30, 2002                         $47,500,000
October 1, 2002 through December 31, 2002                       $43,750,000
January 1, 2003 through March 31, 2003                          $40,000,000
April 1, 2003 through June 30, 2003                             $30,000,000
July 1, 2003 through September 30, 2003                         $20,000,000
October 1, 2003 through December 31, 2003                       $10,000,000;




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








         it being expressly understood and agreed that (A) any conversion between loans accruing interest based upon a prime or base rate of interest and loans accruing interest based upon a eurodollar or interbank offered rate or between loans with different eurodollar or interbank offered rate interest periods, shall not be treated as a funding of a new loan, (B) loans which constitute Allowed Bank Indebtedness and are outstanding on the date of a decrease in the amount of Allowed Bank Indebtedness in the foregoing table (as contrasted with a new funding after such date) shall continue to be Allowed Bank Indebtedness, and (C) the obligation of the Borrower to make reimbursement under a drawing of any letter of credit and any loan for the purpose of reimbursing any Bank for any amount drawn upon a letter of credit (to the extent the loan does not exceed such amount drawn) shall not be treated as a funding of a new loan and shall continue to be treated as Allowed Bank Indebtedness,

         and

                  (ii) all interest, fees, indemnifications, and expenses owing by Borrower to any Bank under the Bank Documents, provided that there shall be excluded from Allowed Bank Indebtedness any interest owing on any loans which are themselves excluded from Allowed Bank Indebtedness under the immediately preceding subsection (i) and any fees, indemnifications, and expenses relating to any such excluded loans or excluded interest,

         and

                  (iii) obligations and liabilities in respect of Permitted Interest Rate Hedges.

         Any allowed claim in an Insolvency Proceeding of Borrower for any of the foregoing Allowed Bank Indebtedness shall also constitute 'Allowed Bank Indebtedness', but any disallowed claim in such a proceeding shall cease to constitute 'Allowed Bank Indebtedness'.

                  "ANCF" means the sum of Borrower's ANCF plus Affiliates' ANCF; provided, however, that no particular item of revenue, receipt, expense, or expenditure is intended to be accounted for more than one time in the calculation of Borrower's ANCF and Affiliates' ANCF for any Calculation Quarter.

                  "ANCF Capital Expenditures" means capital expenditures made or to be made in cash during the Calculation Quarter by Borrower on the Eligible Mortgaged Properties to the extent the same have been included in the Plan of Development as then in effect or approved at the time in question by means of an Approval Letter, in either case, only if the expenditures are



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specified in such Plan of Development or Approval Letter as being payable from
ANCF rather than from advances under the TCW Agreement or the Bank Agreement.

                  "ANCF Hierarchy" has the meaning given in Section 3(a) hereof.

                  "ANCF LOE" means leasehold operating expenses and other field level or lease level charges for operations on the Eligible Mortgaged Properties, other than capital expenditures, to the extent the same have been approved at the time in question by means of an Approval Letter.

                  "ANCF Overhead Costs" means general and administrative costs of Borrower and Parent, and up front costs of or premium paid for Permitted Commodity Hedges, to the extent the same have been approved at the time in question by means of an Approval Letter.

                  "ANCF Transportation Costs" means (i) the actual costs of gathering, processing, transporting and marketing production from the Eligible Mortgaged Properties from the wellhead to the point of sale, provided that all such costs are negotiated with, and payable to, third parties in arms' length transactions on terms which are reasonable in the area of operations at the time such prices are agreed to, and (ii) any other gathering, processing, transportation or marketing costs, to the extent the same have been approved at the time in question by means of an Approval Letter.

                  "Approval Letter" means, until the end of the Revolver Period and the Bank Indebtedness is paid in full, any letter agreement substantially in the form of Exhibit A hereto which is from time to time entered into by (a) the Agent Noteholder, acting on behalf of the Noteholders, (b) the Agent Lender, acting on behalf of the Banks, and (c) Borrower, and after the Bank Indebtedness has been paid in full, any letter agreement substantially in the form of Exhibit F to the TCW Agreement which is from time to time entered into by the Agent Noteholder, acting on behalf of the Noteholders and Borrower . It is anticipated that ANCF LOE, ANCF Overhead Costs and ANCF Transportation Costs will be submitted by Borrower and approved in such Approval Letter in a calendar year budget format (i) for the period from September 30, 1997 through December 31, 1998 and (ii) thereafter for each succeeding calendar year, subject to the right of Borrower to seek approval for modifications from time to time by means of another Approval Letter.

                  "Approved Sales or Financings" means any sale of Properties or other assets owned by Borrower, Parent or any Related Person or any borrowing by Borrower, Parent or any Related Person (with Noteholders, Banks or a third party) which is from time to time approved by the Agent Noteholder and the Agent Lender and which is designated as an "Approved Sale or Financing" in such approvals.

                  "Bank Default" means any "Event of Default" under the Bank Agreement and any other event which causes or allows the acceleration of the Allowed Bank Indebtedness.



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



                  "Bank Documents" means the Bank Agreement, any Commodity Hedge Agreement entered into with a Bank, the Bank Interest Rate Hedge Agreement, and each note, mortgage, security agreement, pledge agreement, guarantee or other agreement, certificate, document, instrument and writing at any time delivered in connection therewith or pursuant thereto.

                  "Bank Interest Rate Hedge Agreement" means an ISDA Master Agreement or other agreement and related confirmations providing for swaps, caps, floors or other hedges of interest rates entered into from time to time between Borrower and one or more of the Banks.

                  "Bank Indebtedness" means all Allowed Bank Indebtedness and any Excess Bank Indebtedness.

                  "Banks" means (a) the Agent Lender, and (b) all Persons which now or hereafter constitute "Banks" under the Bank Agreement.

                  "Borrower's ANCF" means, with respect to any Calculation Quarter, the remainder of:

                  (a) the sum of (i) all revenues and receipts of Borrower and any Subsidiary of Borrower from any source or activity (excluding any funds received by Borrower from Approved Sales or Financings or by Borrower under the TCW Agreement or from advances under the Bank Agreement or receipts from sales of equity of Parent) accounted for under GAAP during any Calculation Quarter (and specifically including, without limiting the generality of the foregoing, receipts from Permitted Interest Rate Hedges and Permitted Commodity Hedges), beginning with the Calculation Quarter which starts April 1, 1998 and
         (ii) after the occurrence of two (2) consecutive 100% Dedication Quarters, any of Borrower's Working Capital which exceeds the minimum Working Capital required under the TCW Agreement or under the Bank Agreement, less,

                  (b) the sum of all expenses and expenditures of Borrower and any Subsidiary of Borrower, net to the interest of Borrower and any Subsidiary of Borrower, accounted for under GAAP during such Calculation Quarter (excluding any payments financed by funds described in the parenthetical phrase contained in the immediately preceding subparagraph (a) above) for:

                    (i)   Direct Taxes on the Borrower's Properties;

                    (ii)  ANCF LOE;

                    (iii) ANCF Transportation Costs;



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


                    (iv) ANCF Capital Expenditures;

                    (v)  ANCF Overhead Costs; and

                    (vi) Delay rentals payable with respect to Borrower's
                         Properties.

                  "Calculation Quarter" means the three-month period (December through February, March through May, June through August, or September through November) immediately prior to each Quarterly Payment Date. The initial calculation quarter shall be the period from September 1, 1997 through November 30, 1997.

                  "Commodity Hedge Agreement" means an ISDA Master Agreement or other agreement and related confirmations providing for swaps, caps, floors or other hedges of hydrocarbon prices entered into from time to time by Borrower.

                  "Direct Taxes" means any severance, ad valorem, or other direct taxes on the Properties or the production therefrom or the proceeds of such production; provided that federal, state or local income or franchise taxes shall in no event be considered to be Direct Taxes.

                  "Enforcement Action" means any acceleration of any or all of the TCW Indebtedness or the Bank Indebtedness, any enforcement or foreclosure of Liens granted by Borrower, Parent or any Related Person to secure any or all of the TCW Indebtedness or the Bank Indebtedness, the institution of any Insolvency Proceeding with respect to Borrower, Parent or any Related Person, or any other effort of any kind (whether by set-off, by self-help, in court, or otherwise) to collect the TCW Indebtedness or the Bank Indebtedness from Borrower, Parent or any Related Person or from the assets or properties of Borrower, Parent or any Related Person; provided, however, that none of the following shall constitute an Enforcement Action: (i) collection of any of the TCW Indebtedness or any of the Allowed Bank Indebtedness from ANCF in accordance with Section 3 hereof, (ii) the filing of proofs of claim or other pleadings in any Insolvency Proceeding (other than an Insolvency Proceeding brought in contravention hereof by or on behalf of the Person filing such proofs of claim or other pleadings), (iii) actions to obtain possession of Permitted Junior Securities in exchange for or on account of TCW Indebtedness,
(iv) enforcement of Liens, guaranties, or other rights granted by Persons other than Borrower, Parent or any Related Person, or (v) notifying Borrower, Parent or any other Person of any amounts which are due and owing under the Bank Documents or the TCW Documents, making demand with respect to any such amounts due and owing, and giving any other notice or taking other actions in respect to any future remedy or to preserve any rights or remedies.

                  "Excess Bank Indebtedness" means all indebtedness and obligations owing by Borrower to any Bank other than Allowed Bank Indebtedness.

                  "Initial TCW Amortization Date" means the earliest to occur of the following: (i) the Quarterly Payment Date in December, 2003, (ii) the first date on which all Allowed Bank



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


Indebtedness has been paid (and if paid in full before the end of the Revolver Period, all commitments to extend credit under the Bank Documents have been terminated), (iii) the date of any acceleration of any Allowed Bank Indebtedness, and (iv) the date of any acceleration of TCW Indebtedness which is made in accordance herewith.

                  "Inland Refining" means Inland Refining, Inc., a Utah corporation.

                  "Insolvency Proceeding" means any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshaling of assets or liabilities, receivership, conservatorship, general assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement or composition of Borrower, Parent or any Related Person which is either a guarantor of any obligation of Borrower to the Noteholders or the Banks or a mortgagor or encumbrancer of any property to secure any such obligation.

                  "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure indebtedness owed to him or any other arrangement with such creditor which provides for the payment of such indebtedness out of such property or assets or which allows him to have such indebtedness satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

                  "Noteholders" means (a) the Agent Noteholder, and (b) all Persons which now or hereafter constitute "Noteholder" under the TCW Agreement. Trustco, acting as Sub-Custodian for Mellon Bank for the benefit of Account No. CPFF 873-3032, is initially the only Noteholders, but the parties hereto recognize and agree that future assignees and successors thereof will also be "Noteholders" hereunder.

                  "Parent" means Inland Resources, Inc., a Washington corporation, which owns 100% of the outstanding shares of common stock of Borrower.

                  "Quarterly Payment Date" means the second to last business day of each March, June, September and December, beginning with December 29, 1997.

                  "Permitted Commodity Hedges" means any transaction under a Commodity Hedge Agreement except to the extent prohibited by the TCW Agreement and not otherwise



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


approved by the Agent Noteholder or prohibited by the Bank Agreement and not otherwise approved by the Agent Lender.

                  "Permitted Interest Rate Hedges" means any transaction under a Bank Interest Rate Hedge Agreement.

                  "Permitted Junior Securities" means any equity securities or subordinated debt securities of Borrower or any successor obligor with respect to the TCW Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Allowed Bank Indebtedness that may at the time be outstanding to the same degree as, or to a greater extent than, the TCW Indebtedness is so subordinated under this Agreement.

                  "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

                  "Production/Refining Credit Agreement" means that certain Credit Agreement by and between Borrower and Parent dated as of May 29, 1998, as amended, supplemented, or restated.

                  "Properties" means, collectively, those undivided interests in oil and gas properties and interests in other real and personal property which are, at the time in question, owned by Borrower, Parent or any Related Person.

                  "Related Person" means any of Parent, Borrower or any Subsidiary of Parent, whether now existing or hereafter formed or acquired.

                  "Revolver Period" means the period from the date hereof until March 31, 1999 or such earlier date on which the commitment of the Banks to make revolving credit available to the Borrower is terminated pursuant to the Bank Agreement.

                  "Scheduled Bank Payments" has the meaning given to such term in Section 3 hereof.

                  "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state



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law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries" of such Person.

                  "TCW Default" means any "Event of Default" under the TCW Agreement and any other event which causes or allows the acceleration of the TCW Indebtedness.

                  "TCW Documents" means the TCW Agreement and each note, mortgage, security agreement, pledge agreement, guarantee, or other agreement, certificate, document instrument and writing at any time delivered in connection therewith or pursuant thereto.

                  "TCW Indebtedness" means any and all indebtedness (whether for principal, interest, fees, indemnifications, expenses, or otherwise) owing by Borrower to any Noteholder under any TCW Document, provided that (unless otherwise expressly agreed by the Agent Lender) there shall be excluded from TCW Indebtedness (i) any loans made by the Noteholders to Borrower on or after the date hereof which in the aggregate exceed $75,000,000 and (ii) all interest owing on any loans which are themselves excluded from TCW Indebtedness and any fees, indemnifications, and expenses relating to any such excluded loans or excluded interest.

                  (b) References and Headings. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document (including references to promissory notes, loan agreements, guaranties and security documents) also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document which are made in writing by the parties thereto, provided that nothing contained in this Section shall be construed to authorize any party hereto to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words "this Agreement," "this instrument," "herein," "hereof," "hereby" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Use of the terms "Bank" is for ease of reference only, it being understood that ING (U.S.) Capital Corporation is not a commercial bank and the other "Banks" under the Bank Agreement may or may not be commercial banks.

                  Section 2.  Subordination of Liens.

                  All Liens granted by Borrower, Parent or any Related Person which at any time secure any TCW Indebtedness are hereby made -- and will at all times prior to the full payment or discharge of all Allowed Bank Indebtedness be -- subject and subordinate to all Liens at any time granted by Borrower, Parent, or any Related Person to secure Allowed Bank Indebtedness



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


(but only to the extent that such Liens granted to or for the benefit of the Banks secure Allowed Bank Indebtedness). All Liens granted by Borrower, Parent or any Related Person which at any time secure any Excess Bank Indebtedness are hereby made -- and will at all times prior to the full payment or discharge of all TCW Indebtedness be -- subject and subordinate to all Liens granted by Borrower, Parent or any Related Person which at any time secure any TCW Indebtedness (but only to the extent that such Liens granted to or for the benefit of the Banks secure Excess Bank Indebtedness and such Liens granted to or for the benefit of TCW secure TCW Indebtedness). The foregoing subordinations shall be to the same extent as if (i) all such Liens securing Allowed Bank Indebtedness had been properly recorded, filed and otherwise perfected prior to all such Liens securing TCW Indebtedness and (ii) all such Liens securing TCW Indebtedness had been properly recorded, filed and otherwise perfected prior to all such Liens securing Excess Bank Indebtedness, all regardless of the relative priority of any such Liens as determined without regard to this Agreement. In furtherance of the foregoing, any and all proceeds of any policies of title insurance with respect to any Collateral shall be treated as proceeds of recourse against the Lien on such Collateral.

                  Section 3. Required Payments from ANCF; Limitations on Indebtedness.

                  (a) Schedule 1 attached hereto sets forth the amounts and dates for payment of all principal payments of Allowed Bank Indebtedness which are required under the Bank Documents (herein called the "Scheduled Bank Payments"). All parties hereto acknowledge and agree that on or before the Quarterly Payment Date following each Calculation Quarter, all ANCF with respect to such Calculation Quarter (and any proceeds from Approved Sales or Financings, proceeds from sales of equity of Parent and any other sources of funds received by Borrower, Parent or any other Related Person, in each case to the extent used to pay, redeem, purchase or discharge Bank Indebtedness or TCW Indebtedness) shall be applied in the following order (the "ANCF Hierarchy"):

                  (i) first, to any Scheduled Bank Payments, payments in respect of Permitted Interest Rate Hedges and any interest or fees on, or other non-principal items of, Allowed Bank Indebtedness, to the extent such Scheduled Bank Payments, payments in respect of Permitted Interest Rate Hedges, interest, fees or other non-principal items are due on or before such Quarterly Payment Date,

                  (ii) second, to any Allowed Bank Indebtedness which has been accelerated and become due in accordance with the terms of both this Agreement and the Bank Documents,

                  (iii) third, to any interest or fees on, or other non-principal items of, TCW Indebtedness, to the extent such interest, fees or other items are due (whether due to acceleration thereof or otherwise) on or before such Quarterly Payment Date,



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



                  (iv) fourth, to any payments of principal (other than those described in subsections (i) and (ii) above) which are due on the Allowed Bank Indebtedness on or before such Quarterly Payment Date,

                  (v) fifth (but only on or after the Initial TCW Amortization
         Date), to any payments of principal which are due on the TCW Indebtedness (whether due to acceleration thereof or otherwise) on or before such Quarterly Payment Date,

                  (vi) sixth, except during any 100% Dedication Quarter, up to ten percent (10%) of the ANCF for such Calculation Quarter may be retained by Borrower and used in Borrower's business,

                  (vii) seventh, (x) if made during the Revolver Period to prepay Allowed Bank Indebtedness, subject to the Borrower's ability to obtain subsequent advance pursuant to the terms of the Bank Documents or the TCW Documents or (y) if made after the Revolver Period to prepay any Scheduled Bank Payments (other than those described in subsection (i), (ii) or (iv) above), in inverse order of maturity,

                  (viii) eighth, after all Scheduled Bank Payments and other Allowed Bank Indebtedness have been paid (or if the Banks elect not to accept any prepayments under the preceding subsection (vii)), to prepay or repay any TCW Indebtedness,

                  (ix) ninth, after all TCW Indebtedness has been paid (or if the Noteholders elect, in their sole and absolute discretion not to accept any prepayments under the preceding section (viii)), to repay any Excess Bank Indebtedness, to the extent Excess Bank Indebtedness is due (whether due to acceleration or otherwise), and

                  (x) tenth, the remainder may be retained by Borrower and used in Borrower's business.

This Section 3(a) is intended only to create an obligation of Borrower to pay and apply ANCF and other amounts described therein in the order and the respective amounts set forth therein, and to create an obligation on the Banks and the Noteholders to turnover funds improperly received or collected as more particularly set forth in Section 9. No failure of Borrower to make payment or application of ANCF or any other amount to the Indebtedness in the manner provided in Section 3(a), and no failure of the Banks or Agent Lender to enforce such payment or application nor any other act or omission by Borrower or Banks or Agent Lender shall cause any Allowed Bank Indebtedness to be deemed to have been paid nor to otherwise no longer be entitled to the priority of payment set forth in this Section 3(a) nor affect any other right or privilege of the Banks or the Agent Lender. No failure of Borrower to make payment or application of ANCF or any other amount to the Indebtedness in the manner provided in Section 3(a), and no failure of the Noteholders or the Agent Noteholder to enforce such payment or application nor any other act or omission by Borrower or the Noteholders or the Agent Noteholder shall cause any TCW

Indebtedness to be deemed paid nor to otherwise no longer be entitled to the priority of payment set forth in this Section 3(a) nor affect any other right or privilege of the Noteholders or the Agent Noteholder.

                  (b) As further provided in Sections 5 and 6, (i) neither the amount nor the date for payment of any Scheduled Bank Payment may be modified and no provision of the Bank Documents may be amended or modified to increase the rate or the manner of determining interest, fees, expenses or other non-principal items due on the Allowed Bank Indebtedness, without the prior consent of the Agent Noteholder, and (ii) the scheduled dates for payment of the principal of the TCW Indebtedness shall not be modified to occur prior to the Initial TCW Amortization Date and no provision of the TCW Documents may be amended or modified to increase the rate or the manner of determining interest, fees, expenses or other non-principal items due on the TCW Indebtedness, without the consent of the Agent Lender, if either the Revolver Period has not ended or there is any outstanding Allowed Bank Indebtedness . No Excess Bank Indebtedness shall be lent to or incurred by Borrower, Parent or any Related Person without the consent of the Agent Noteholder until all TCW Indebtedness has been paid in full, and no loans in excess of $75,000,000 shall be made to Borrower, Parent or any Related Person or borrowed by Borrower under the TCW Documents without the consent of the Agent Lender until all Allowed Bank Indebtedness has been paid in full.

                  (c) Interest on each Eurodollar Loan, as defined and provided for under the Bank Agreement, is payable on the last day of the Interest Period for such Eurodollar Loan and, in the case of any Interest Period in excess of 90 days, on the 90th day of such Interest Period. Payments on Permitted Interest Rate Hedges may come due on a day other than a Quarterly Payment Date. Notwithstanding Section 3(a), such Interest on each Eurodollar Loan shall be paid when due under the Bank Agreement and payments on Permitted Interest Rate Hedges shall be paid when due under the Bank Interest Rate Hedge Agreement and each shall, for purposes of the ANCF Hierarchy, be accounted for out of ANCF as if paid on the next succeeding Quarterly Payment Date.

                  Section 4.  Rights to Cure Defaults.

                  (a) Within two Business days after determining that any Bank Default has occurred, the Borrower will give notice of such Bank Default to the Agent Noteholder. Agent Lender may, but is not obligated to, give notice of any Bank Default to the Agent Noteholder. Although no Noteholder has any obligation to cure any Bank Default, Borrower hereby authorizes each Noteholder to make any such cure, if any Noteholder so elects, and the Banks hereby agree that they will allow such Noteholder to make any such cure on behalf of Borrower, provided such cure is in compliance with the Bank Agreement and does not otherwise cause a Bank Default. The Banks further agree that without the consent of the Agent Noteholder no Bank shall commence or continue any Enforcement Action with respect to any Bank Default until the earlier to occur of (i) the ninetieth (90th) day after the date upon which the Agent Lender receives notice of such Bank Default from the Borrower or the Agent Noteholder (and then only if such Bank Default remains uncured and otherwise continues to exist) and (ii) any acceleration of the TCW Indebtedness or any enforcement by any Noteholder of any Lien upon assets of Borrower in compliance with the terms hereof.

                  (b) Within two Business days after determining that any TCW Default has occurred, the Borrower will give notice of such TCW Default to the Agent Lender. Agent Noteholder may, but is not obligated to, give notice of any TCW Default to the Agent Lender. Although no Bank has any obligation to cure any TCW Default, Borrower hereby authorizes each Bank to make any such cure, if any Bank so elects, and the Noteholders hereby agree that they will allow such Bank to make any such cure on behalf of Borrower, provided such cure is in compliance with the TCW Agreement and does not otherwise cause a TCW Default. The Noteholders further agree that without the consent of the Agent Lender, no Noteholder shall commence or continue any TCW Enforcement Action with respect to any TCW Default until the earlier to occur of (i) the ninetieth (90th) day after the date upon which the Agent Noteholder receives notice of such TCW Default from the Borrower or the Agent Lender (and then only if such TCW Default remains uncured and otherwise continues to exist) and (ii) any acceleration of the Bank Indebtedness or any enforcement by any Bank of any Lien upon assets of Borrower in compliance with the terms hereof.

                  Section 5. Amendments to Bank Documents. No provision of the Bank Documents shall, without the prior written consent of the Agent Noteholder, be amended, supplemented, modified or waived if the effect of such amendment, supplement, modification or wavier would be to (a) increase the rate of interest or the manner of determining prepayment charges, fees, expenses or other amounts payable with respect to (or constituting items of) the Allowed Bank Indebtedness (provided that the foregoing shall not prevent the interest rate applicable to any past due Allowed Bank Indebtedness from increasing by up to two percent per annum as presently provided in the Bank Agreement), (b) change the date on which any Scheduled Bank Payment becomes due or change the amount thereof, (c) change the scheduled payment date of any other Allowed Bank Indebtedness, (d) add new covenants or events of default, (e) extend the Commitment Period or allow a loan under the Bank Documents after March 31, 1999, or (f) otherwise change the terms of the Bank Documents in any way which is more onerous to Borrower, Parent or any Related Person or causes, or increases the likelihood of, the occurrence of a Bank Default The parties recognize that the Bank Agreement is a revolving credit agreement until March 31, 1999, with floating interest rate options, and neither (i) the borrowing of loans under such revolving credit feature (provided the aggregate outstanding amounts thereof do not exceed the limits set forth above in the definition of "Allowed Bank Indebtedness") nor (ii) any fluctuations in the underlying eurodollar rate or prime rate on which are based the interest rate provisions of the Bank Agreement, nor (iii) the occurrence of any event triggering Eurodollar Rate costs or a late payment rate, shall be deemed to be a violation of this Section 5.

                  Nothing to the contrary contained in this Agreement shall (i) restrict, prohibit or regulate the determinations which may be made from time to time by the Banks or the Agent

Lender under the Bank Agreement, including specifically, but without limitation, the right of the Banks and/or Agent Lender to determine the Borrowing Base from time to time in accordance with the provisions of the Bank Agreement. Any amount required to be repaid under the Bank Agreement as a result of a Borrowing Base determination shall be paid pursuant to clause (iv) of Section 3(a) of this Agreement. Such required payment shall not be considered a modification within the meaning of Section 3(b). Borrower acknowledges and agrees that the Scheduled Bank Payments are based upon the Borrowing Base currently in existence under the Bank Agreement and the Banks will not increase the Borrowing Base under the Bank Agreement (i) without an amendment to such Scheduled Bank Payments as determined by the Banks in connection with such Borrowing Base increase and (ii) the consent of the Agent Noteholder to such amendment to such Scheduled Bank Payments.

                  Section 6. Amendments to TCW Documents. No provision of the TCW Documents shall, without the prior written consent of the Agent Lender, be amended, supplemented, modified or waived if the effect of such amendment, supplement, modification or wavier would be to (a) increase the rate of interest, prepayment charges, fees, expenses or other amounts payable with respect to (or constituting items of) the TCW Indebtedness (provided that the foregoing shall not prevent the interest rate applicable to any past due TCW Indebtedness from increasing to twelve percent per annum as presently provided in the TCW Agreement), (b) provide for scheduled principal payments on the TCW Indebtedness prior to the Initial TCW Amortization Date, (c) change the scheduled payment date of any non- principal items of TCW Indebtedness, (d) add new covenants or events of default, or (e) otherwise change the terms of the TCW Documents in any way which causes, or increases the likelihood of, the occurrence of a TCW Default. The parties further recognize that, pursuant to the TCW Agreement, Parent and Warrantholder entered into that certain Warrant Agreement and Parent issued to Warrantholder certain Warrants as described in the Warrant Agreement and that any exercise by Warrantholder of such Warrants or any rights under the TCW Warrant Documents or any enforcement thereof shall not be deemed to be a violation of this Section 6.

                  Section 7. Insolvency Proceedings. Upon any distribution of properties or assets of Borrower in any Insolvency Proceeding, or upon any payment on behalf of Borrower in any Insolvency Proceeding:

                  (a) The Banks shall be entitled to receive payment in full in cash of the Allowed Bank Indebtedness, or provision must be made for immediate payment in full in cash of the Allowed Bank Indebtedness, before the Noteholders are entitled to receive any direct or indirect payment or distribution of properties or assets of Borrower of any kind or character (whether in cash, property or securities and by set-off or otherwise), other than Permitted Junior Securities, on account of the TCW Indebtedness.

                  (b) Any direct or indirect payment or distribution of properties or assets of Borrower of any kind or character, other than a payment or distribution in the form of Permitted Junior Securities, to which the Noteholders would be entitled but for the provisions of this

Agreement shall be paid by Borrower or by any liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Banks or their representative or representatives, ratably according to the aggregate unpaid amounts of Allowed Bank Indebtedness held or represented by each, to the extent necessary to make payment in full of all Allowed Bank Indebtedness after giving effect to any concurrent payment or distribution to the Banks.

                  (c) If, notwithstanding the foregoing provisions of this
Section 7, any Noteholder shall receive any payment or distribution of properties or assets of Borrower of any kind or character, other than a payment or distribution in the form of Permitted Junior Securities, on account of the TCW Indebtedness before all Allowed Bank Indebtedness is paid or provided for in full, then such payment or distribution shall be received and held in trust for and shall be paid over or delivered forthwith to the Banks remaining unpaid or their representatives, to the extent necessary to pay all Allowed Bank Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the Banks.

                  (d) Except as provided in subsections (a), (b) and (c) of this Section 7, the Banks and the Noteholders will be entitled to freely exercise all rights and remedies available to them in any Insolvency Proceeding. Furthermore, nothing in this Section 7 or any other provision of this Agreement shall be deemed or construed to constitute a waiver by Agent Noteholder or any Noteholder of any right to vote for or against or to propose any plan of reorganization in any Insolvency Proceeding, all of which are expressly reserved and retained by Agent Noteholder and the Noteholders.

                  Section 8. Notice of Acceleration; Right to Purchase Indebtedness.

                  (a) Within one business day after any acceleration of the maturity of any Allowed Bank Indebtedness, the Agent Lender will give notice thereof to the Agent Noteholder. Within one business day after any acceleration of the maturity of any TCW Indebtedness, the Agent Noteholder will give notice thereof to the Agent Lender.

                  (b) The Banks will at any time during the continuance of any Bank Default or Insolvency Proceeding, upon request by the Agent Noteholder, assign all of the Allowed Bank Indebtedness and all appurtenant Liens, rights, documents and instruments to the Noteholders for a price equal to 100% of the Allowed Bank Indebtedness.

                  (c) Before any Noteholder sells any TCW Indebtedness, it shall first give written offer to the Agent Lender to sell such TCW Indebtedness, specifying the amount of TCW Indebtedness to be sold and all material terms of such sale. The Banks shall have the right to purchase such TCW Indebtedness on such offered terms for a period of 45 days ("Offer Period") after receipt by the Agent Lender of such notice. If the Banks do not purchase such TCW Indebtedness during such Offer Period, the Noteholder may sell the TCW Indebtedness to any third party on the same terms which were offered to the Banks for a period of 180 days following the end of such Offer Period. Such Noteholder must again provide the Banks an offer to sell TCW Indebtedness as a condition to (i) any sale of TCW Indebtedness after such 180 day period or (ii) any sale of TCW Indebtedness on terms more favorable to the proposed purchaser than the terms offered the Banks; provided that such offer on more favorable terms to a proposed purchaser within such 180 day period shall be limited to an Offer Period of 15 days after receipt by Agent Lender of notice of such offer. The provisions of this Section 8(c) does not apply to any sale by a Noteholder to an Affiliate or to any transfer by a Noteholder to any party having a beneficial interest in such Noteholder or in any Note or to any custodian, sub-custodian, investment manager or designee of such beneficial owner.

                  Section 9. Turnover of Payments Wrongly Received. If Borrower shall make any payment to a Noteholder which is prohibited hereby or any Noteholder shall collect any payment as a result of an Enforcement Action which is prohibited hereby, then such payment shall be paid over and delivered forthwith by such Noteholder to the Agent Lender. If Borrower shall make any payment to a Bank which is prohibited hereby or any Bank shall collect any payment as a result of an Enforcement Action which is prohibited hereby, then such payment shall be paid over and delivered by such Bank to the Agent Noteholder.

                  Section 10. Payments and Enforcement Actions Otherwise Permitted. Except as expressly provided herein, nothing shall prevent Borrower from making, or any Noteholder or Bank from receiving, any payments on the TCW Indebtedness or Allowed Bank Indebtedness, as applicable, or limit the rights of the Banks or the Noteholders to take Enforcement Actions.

                  Section 11. Subrogation to Rights of Banks. After the payment in full of all Allowed Bank Indebtedness, the Noteholders shall be subrogated to the rights of the Banks to receive payments and distributions of cash, property and securities applicable to Allowed Bank Indebtedness and the Liens securing the Allowed Bank Indebtedness until all amounts owing on the TCW Indebtedness shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Allowed Bank Indebtedness by or on behalf of Borrower or by or on behalf of the Noteholders by virtue of this Agreement which otherwise would have been made to the Noteholders shall, as between Borrower, its creditors other than the Banks, and the Noteholders, be deemed to be a payment or distribution by Borrower to or on account of the Allowed Bank Indebtedness.

                  Section 12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are, and are intended solely, for the purpose of defining the relative rights of the Noteholders on the one hand and of the Banks on the other hand. Nothing contained in this Agreement is intended to or shall (a) impair, as between Borrower and the Noteholders, the obligation of Borrower, which is absolute and unconditional, to pay all TCW Indebtedness as and when the same shall become due and payable in accordance with its terms;
(b) affect the relative rights against Borrower of the Noteholders and any creditors of Borrower other than the Banks; or (c) prevent the Noteholders from exercising all remedies otherwise permitted by applicable law upon default under the TCW Agreement, subject to the rights of the Banks, if applicable, under this Agreement. Nothing contained in this Agreement is intended to or shall (a) impair, as between Borrower and the Banks, the obligation of Borrower, which is absolute and unconditional, to pay all Bank Indebtedness as and when the same shall become due and payable in accordance with its terms; (b) affect the relative rights against Borrower of the Banks and any creditors of Borrower other than the Noteholders; or (c) prevent the Banks from exercising all remedies otherwise permitted by applicable law upon default under the Bank Agreement, subject to the rights of the Noteholders, if applicable, under this Agreement. Without the consent of the Borrower, the provisions of this Agreement defining the relative rights of the Noteholders and the Banks may be modified by the Noteholders and the Banks without modifying the rights of the Borrower, provided that Agent Noteholder and Agent Lender shall give notice thereof to the Borrower.

                  Section 13. Possession of Stock and other Collateral. ING (U.S.) Capital Corporation ("ING") acknowledges that it holds the stock of each of Borrower and Inland Refining and the Sound Refining Deed of Trust and Sound Refining Note (collectively, the "Pledged Collateral") pursuant to certain Security Documents (as such term is defined in both the TCW Agreement and the Bank agreement) for ING, as Agent for the Banks, and for the Collateral Agent (as defined in the TCW Agreement), as agent for the Noteholders, to perfect the security interest granted in each relevant Security Document. ING shall have no obligation or duty to such Collateral Agent or Noteholders as a result thereof; provided that upon payment in full of the Allowed Bank Indebtedness and the end of the Revolving Period, ING shall not surrender such Pledged Collateral to Parent or Inland Refining, as applicable, but shall deliver the same to Collateral Agent.

                  Section 14. No Waiver. No right of any Bank or Noteholder to enforce its rights as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of any other party hereto or by any non-compliance by any other party with the terms of this Agreement, regardless of any knowledge thereof which any such Bank or Noteholder may have or otherwise be charged with (provided that in all events the Noteholders may conclusively rely on the authority of the Agent Lender to act for the Banks and that the Banks may conclusively rely on the authority of the Agent Noteholder to act for the Noteholders). The rights and duties of the parties hereto shall continue in effect and apply to the Bank Indebtedness and the TCW Indebtedness and to the Bank Documents and the TCW Documents, as each is from time to time amended or modified or waived, subject to the provisions of Sections 3, 5 and 6.

                  Section 15. No Oral Change. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Borrower, the Agent Noteholder and the Agent Lender. No waiver of any provision of this Agreement, and no consent to any departure by Borrower, any Noteholder or any Bank therefrom, shall be effective unless it is in writing and signed by both the Agent Noteholder and the Agent Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  Section 16. Governing Law. This Agreement shall be deemed a contract and instrument made under the laws of the State of New York and shall be construed and enforced in accordance with and governed by the laws of such state and the laws of the United States of America, without regard to principles of conflicts of law.

                  Section 17. Invalidity of Particular Provisions. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

                  Section 18. Notices. All notices, requests, consents, demands and other communications to Borrower, any Noteholder or any Bank which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, at the addresses listed below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail. Any such notice to any Noteholder may be delivered in care of the Agent Noteholder, and any such notice to any Bank may be delivered in care of the Agent Lender.


         Borrower's Address:

                  Inland Production Company
                  470 17th Street, Suite 700
                  Denver, Colorado
                  Attention:  Kyle Miller
                  Telecopy: 303-893-0103

         Agent Noteholder's Addresses:

                  TCW Asset Management Company
                  865 South Figueroa
                  Los Angeles, California  90017
                  Attention: Arthur R. Carlson
                  Telecopy: 213/244-0604
         with a copy to:

                  TCW Asset Management Company
                  1000 Louisiana, Suite 2175
                  Houston, Texas  77002
                  Attention: George Hutchinson
                  Telecopy: 713/615-7460

Agent Lender's Address:

                  ING (U.S.) Capital Corporation
                  135 East 57th Street, 8th Floor
                  New York, New York 10022-2101
                  Attention: Christopher R. Wagner
                  Telecopy: (212) 832-3616

                  Section 19. Successors and Assigns. This Agreement shall pass to and be fully binding upon and inure to the benefit of the successors and assigns of each party hereto.

                  Section 20. Agent Lender and Agent Noteholder Consents. References to consent by Agent Lender means such consent with such approval or concurrence of the Banks except as otherwise provided in the Bank Agreement. References to consent by Agent Noteholder means such consent with such approval or concurrence of the Noteholders as may be required or permitted from time to time under the TCW Agreement.

                  Section 21. Consent. Agent Noteholder hereby consents to the execution by Agent Lender, Banks, Borrower, and Parent of that certain Amended and Restated Credit Agreement of even date herewith. Agent Lender hereby consents to the execution by Agent Noteholder, Noteholders, Borrower, and Parent of that certain Amended and Restated Credit Agreement of even date herewith.

                  Section 22. Amendment and Restatement. This Agreement amends and restates in its entirety the Original Intercreditor Agreement.

                  Section 23. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

                  IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Borrower:                            INLAND PRODUCTION COMPANY



                                     By:
                                        ----------------------------------------
                                        Bill I. Pennington
                                        Chief Financial Officer


Parent:                              INLAND RESOURCES, INC.



                                     By:
                                        ----------------------------------------
                                        Bill I. Pennington
                                        Chief Financial Officer



Agent Noteholder:                    TCW ASSET MANAGEMENT COMPANY, a
                                     California corporation, as Investment
                                     Manager under that certain Agreement
                                     dated as of June 13, 1994, between TCW
                                     Asset Management and Morgan Stanley
                                     Group, Inc.


                                     By:
                                        ----------------------------------------
                                        Arthur R. Carlson
                                        Managing Director


                                     By:
                                        ----------------------------------------
                                        Marc MacAluso
                                        Senior Vice President

Noteholders:                         TRUST COMPANY OF THE WEST, acting in its
                                     capacity as sub-custodian for Mellon Bank for the benefit of Account No. CPFF873-3032


                                     By:
                                        ----------------------------------------
                                        Arthur R. Carlson
                                        Managing Director


                                    By:
                                        ----------------------------------------
                                        Marc MacAluso
                                        Senior Vice President


Agent Lender:                       ING (U.S.) CAPITAL CORPORATION, in its
                                    capacity as Agent


                                    By:
                                        ----------------------------------------
                                        Christopher R. Wagner
                                        Senior Vice President


Banks:                              ING (U.S.) CAPITAL CORPORATION



                                    By:
                                        ----------------------------------------
                                        Christopher R. Wagner
                                        Senior Vice President


                                    U.S. BANK NATIONAL ASSOCIATION



                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    MEESPIERSON CAPITAL CORP.



                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:



                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                   SCHEDULE 1

                            SCHEDULED BANK PAYMENTS


              Quarterly                              Amount
            Payment Date                           of Payment
            ------------                           ----------
            June 29, 1999                          $6,222,222
            Sept 29, 1999                          $6,222,222
            Dec 30, 1999                           $6,222,222
            Mar 30, 2000                           $4,666,666
            June 29, 2000                          $4,666,666
            Sept 28, 2000                          $4,666,666
            Dec 28, 2000                           $4,666,666
            Mar 29, 2001                           $3,888,889
            June 28, 2001                          $3,888,889
            Sept 27, 2001                          $3,888,889
            Dec 28, 2001                           $3,888,889
            Mar 28, 2002                           $3,500,000
            June 27, 2002                          $3,500,000
            Sept 27, 2002                          $3,500,000
            Dec 30, 2002                           $3,500,000
            Mar 28, 2003                           $3,111,114

                                                                      EXHIBIT A


                                APPROVAL LETTER


                                     [Date]



Inland Production Company
470 17th Street, Suite 700
Denver, Colorado  80202

Attention:
          ------------------------------

Gentlemen:

         Reference is made to the Amended and Restated Intercreditor Agreement dated September 11, 1998, among Inland Production Company, Inland Resources, Inc., Trust Company of the West, as Noteholder, TCW Asset Management Company, as Agent and Collateral Agent and ING (US) Capital Corporation, as Agent and Banks. (Such Intercreditor Agreement, as from time to time amended, is herein called the "Intercreditor Agreement"). Reference is hereby made to the Intercreditor Agreement for all purposes, and terms defined therein shall have the same meanings when used herein.

         The Intercreditor Agreement contemplates that certain Approval Letters may be given from time to time in connection therewith in order to specify certain ANCF Capital Expenditures, ANCF LOE, ANCF Overhead Costs, or ANCF Transportation Costs. This letter is such an Approval Letter and is given by the undersigned in order so to approve the ANCF _____________ which are specified in the schedule attached hereto.

         This letter [is in addition to/supersedes] all previous Approval Letters dealing with ANCF _____________.

         This letter is a Loan Document under the TCW Agreement and the Bank Agreement, and all provisions of the TCW Agreement and the Bank Agreement which apply to Loan Documents shall apply hereto.

         This letter may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Approval Letter.

         Please execute a counterpart of this letter in the place provided below to evidence your agreement to the foregoing and your continuing ratification of the TCW Agreement and the Bank Agreement and the other TCW Documents and Bank Documents in consideration of the approval herein contained.

                                     Yours truly,

                                     TCW ASSET MANAGEMENT COMPANY, as
                                     Agent under the TCW Agreement



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:



                                     ING (U.S.) CAPITAL CORPORATION, as Agent under the Bank Agreement



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

Accepted and agreed to as
of the date first written
above

INLAND PRODUCTION COMPANY



By:
   -----------------------------------
   Name:
   Title:




                                       2